Exhibit H

FEDERATIVE REPUBLIC OF BRAZIL

MINISTRY OF FINANCE

CONSENT

I, Eduardo Refinetti Guardia, Stand-in Minister of Finance of the Federative Republic of Brazil, hereby consent to the reference to my name, in my official capacity as Stand-in Minister of Finance, under the caption “Official Statements” in the Prospectus of the Federative Republic of Brazil included in the Registration Statement filed by the Federative Republic of Brazil with the United States Securities and Exchange Commission.

/S/ EDUARDO REFINETTI GUARDIA
Eduardo Refinetti Guardia Stand-in Minister of Finance